Exhibit 99.1

FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Media Contact: Joanne Brigandi x4240
e-mail: jbrigandi@sjindustries.com
Investor Relations Contact: Marissa Travaline x4227
e-mail: mtravaline@sjindustries.com

South Jersey Industries Names New President and COO

FOLSOM, NJ – South Jersey Industries’ (NYSE:SJI) board of directors announced that Michael J. Renna was elected president and chief operating officer of SJI effective January 24, 2014. Renna’s election as president reflects the company’s commitment to succession planning over the long term to ensure SJI’s continued success well into the future. He will report to Edward J. Graham, SJI’s chairman and CEO.

“Mike has clearly demonstrated leadership abilities, high integrity and a keen business acumen during his career with SJI. He has been instrumental in determining the company’s strategic direction and has led our non-regulated businesses to generate outstanding performance. SJI’s board of directors has high expectations for Mike’s future accomplishments,” said Graham.

In his new position, Renna will provide leadership and oversight of key operating business segments to ensure continued alignment with the company’s strategic direction. He will also oversee the company’s administrative and strategic planning functions.

Renna was also elected to SJI’s board of directors and will continue to serve on the executive committee of South Jersey Energy Solutions’ board of directors. SJES is the parent company of SJI’s non-regulated energy businesses.

Joining SJI in 1998 as manager, products and services development, Renna quickly advanced to the officer level. He holds a master’s in business administration from Cornell University. He resides in Mt. Laurel, NJ with his family.

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